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                                                                     Exhibit 5.1
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                               PALMER & DODGE LLP
                                ONE BEACON STREET
                              BOSTON, MA 02108-3190



                                 March 13, 1997


Galileo Corporation
P.O. Box 550, Galileo Park
Sturbridge, Massachusetts 01566

     Re:  1991 Stock Option Plan
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Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Galileo Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 200,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1991 Stock Option Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.


                                   Very truly yours,

                                   /s/ Palmer & Dodge LLP
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                                   PALMER & DODGE LLP






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